Exhibit 4.2

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT, dated as of                     , 2012 (this “Agreement”), is by and between HOME LOAN SERVICING SOLUTIONS, LTD., a Cayman Islands exempted company (the “Company”), and WILLIAM C. ERBEY (the “Stockholder”).

RECITALS

WHEREAS, concurrently with the execution and delivery of this Agreement by the parties hereto, the Company is conducting an initial public offering (the “IPO”) of its Ordinary Shares (as defined below) in connection with the acquisition by the Company of certain mortgage servicing assets, and the assumption of certain match funded liabilities, from Ocwen Loan Servicing, LLC;

WHEREAS, the Company and the Stockholder have entered into that certain Stock Purchase Agreement, dated as of February 23, 2011 (the “Purchase Agreement”), pursuant to which the Stockholder has agreed to purchase, and the Company has agreed to sell, Ordinary Shares of the Company in a private placement of securities concurrently with the completion of the IPO; and

WHEREAS, the Company desires to provide the Stockholder with certain registration rights regarding the Company’s Ordinary Shares issued pursuant to the Purchase Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the parties hereby agree as follows:

AGREEMENT

Section 1. Definitions. As used in this Agreement, the following terms shall have the meanings ascribed to such terms below:

“Business Day” means any day other than a Saturday, Sunday or other day on which banks located in the City of New York are authorized or required to be closed for the conduct of regular banking business.

“Company Indemnified Person” means the Company, each of its directors and officers, and each Person who participates in the offering of Registrable Shares, including agents and underwriters, and each other Person (other than the Stockholder), if any, who controls the Company within the meaning of the Securities Act.

“Demand Notice” means a written request by the Stockholder to the Company for registration of Registrable Shares in accordance with Section 2.

“Demand Registration” means the filing of a Registration Statement in response to a request pursuant to Section 2.

“Encumbrance” means any security interest, pledge, hypothecation, mortgage, lien, trust, charge, adverse claim or other encumbrance or restriction.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any similar federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time.

“FINRA” means the Financial Industry Regulatory Authority.

“Lock-Up Period” means the period ending 18 months after the closing of the IPO.

“Material Disclosure Event” means, as of any date of determination, any pending or imminent event relating to the Company or any of its subsidiaries that the Board of Directors of the Company reasonably determines in good faith, after consultation with outside counsel to the Company, (i) would require disclosure of material non-public information relating to such event in any Registration Statement under which Registrable Shares may be offered and sold (including documents incorporated by reference therein) in order that such Registration Statement would not be materially misleading, (ii) would not otherwise be required to be publicly disclosed by the Company at that time in a periodic report to be filed with or furnished to the SEC under the Exchange Act, but for the filing such Registration Statement and (iii) if publicly disclosed at the time of such event, would reasonably be expected to have an adverse effect on the business, financial condition, prospects or results of operations of the Company.

“Ordinary Shares” means the ordinary shares, par value $0.01 per share, of the Company and any other shares of capital stock or other securities of the Company into which such Ordinary Shares shall be reclassified or changed, including, by reason of a merger, consolidation, reorganization or recapitalization. If the Ordinary Shares have been so reclassified or changed, or if the Company pays a dividend or makes a distribution on the Ordinary Shares in shares of capital stock, or subdivides (or combines) its outstanding Ordinary Shares into a greater (or smaller) number of Ordinary Shares, an Ordinary Share shall be deemed to be such number of shares of capital stock and amount of other securities to which a holder of an Ordinary Share outstanding immediately prior to such change, reclassification, exchange, dividend, distribution, subdivision or combination would be entitled.

“Person” shall mean an individual, a corporation, a limited liability company, an association, a joint-stock company, a business trust or other similar organization, a partnership, a joint venture, a trust, an unincorporated organization or a government or any agency, instrumentality or political subdivision thereof.

“Registrable Shares” means (i) the Ordinary Shares and (ii) any securities issuable or issued or distributed in respect of any Ordinary Shares by way of share dividend or share split or in connection with a combination of shares, recapitalization, reorganization, merger, consolidation or otherwise in each case that are owned by the Stockholder. For purposes of this Agreement, Registrable Shares shall cease to be Registrable Shares when (A) a Registration Statement covering such Registrable Shares has been declared effective under the Securities Act by the SEC and such Registrable Shares have been disposed of pursuant to such effective Registration Statement or (B) such securities may be sold to the public pursuant to Rule 144 under the Securities Act without volume or other limitations such that, after any such sale referred to in this clause (B), such securities thereafter may be freely transferred without restriction under the Securities Act.

“Registration” means registration under the Securities Act providing for offers and sales of securities by selling securityholders.

“Registration Statement” means any registration statement under the Securities Act of the Company that covers any of the Registrable Shares pursuant to the provisions of this Agreement, including the related prospectus, all amendments and supplements to such registration statement, including pre- and post-effective amendments, all exhibits thereto and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time.

“Shelf Registration Statement” means a Registration Statement that contemplates offers and sales of securities on a continuous basis pursuant to Rule 415 by selling securityholders.

“underwritten registration” or “underwritten offering” means a registration under the Securities Act in which securities of the Company are sold to an underwriter for reoffering to the public.

References to any agreement, instrument, statute, rule or regulation defined or referred to herein means such agreement, instrument, statute, rule or regulation as from time to time amended, modified or supplemented including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, rules or regulations) by successor of comparable successor statutes, rules or regulations.

Section 2. Demand Registration.

(a) Registration Rights. Upon written request, the Stockholder may request at any time after the expiration of the Lock-Up Period, if there is no then-currently effective Shelf Registration Statement on file with the SEC covering all Registrable Shares of the Stockholder, that the Company effect the Registration under the Securities Act of all or a portion of the Registrable Shares of the Stockholder. A written request pursuant to this Section 2(a) shall specify (i) the number of Registrable Shares the Stockholder desire to have registered, (ii) the intended method or methods of distribution of such Registrable Shares by the Stockholder and (iii) whether or not the Stockholder elects such Registration to be an underwritten offering. Unless otherwise specified by the Stockholder, any such Registration shall be effected pursuant to a Shelf Registration Statement and, if permitted under the Securities Act, shall be automatically effective upon filing.

(b) Form S-3 Eligibility/Shelf Registration. The Company shall use commercially reasonable efforts to ensure that, at all times after the first anniversary of the closing of the IPO, it will satisfy the “registrant requirements” applicable to the use of a registration statement on Form S-3 under the Securities Act.

(c) Filing of Registration Statement. As soon as practicable following the date the Company receives a Demand Notice (unless the Registration Statement relating to such Demand Notice would be required to include audited financial statements of the Company that are not currently available, in which case, promptly after such audited financial statements are prepared and ready to be filed with the SEC), the Company shall file with the SEC, in accordance with this Agreement, a Registration Statement relating to the offer and sale of all Registrable Shares that have been requested to be registered in the Demand Notice and shall use its commercially reasonable efforts to cause such Registration Statement to be declared effective under the Securities Act (unless such Registration Statement is automatically effective upon filing) as promptly as reasonably practicable thereafter.

(d) Limitations on Demand Registrations. Notwithstanding anything to the contrary contained herein, the Stockholder shall be entitled to one Demand Registration pursuant to this Section 2 unless such Demand Registration does not become effective or is not maintained for a period (whether or not continuous) of at least 90 days, in which case the Stockholder will be entitled to one additional Demand Registration.

(e) Suspension of Registration. In the event of a Material Disclosure Event at the time of the filing, initial effectiveness or continued use of a Registration Statement, including a Shelf Registration Statement, the Company may, by written notice to the Stockholder, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement (a “Suspension”); provided, however, that the Company shall not be permitted to exercise a Suspension (i) more than once during any 12-month period or (ii) for a period exceeding 60 days on any one occasion, unless for the full period of the Suspension, the Company does not offer or sell securities for its own account, does not permit registered sales by any holder of its equity securities and prohibits offers and sales of equity securities by its directors and officers. In the case of a Suspension, the Stockholder will suspend use of the applicable prospectus in connection with any sale or purchase of, or offer to sell or purchase, Registrable Shares, upon receipt of the notice referred to above. In connection with a Demand Registration, prior to the termination of any Suspension, the Stockholder will be entitled to withdraw its Demand Notice (and in that case the Demand Notice will not count against any of the limits on permitted numbers of Demand Notices provided for herein). Upon receipt of a withdrawal notice from the Stockholder, the Company shall cease all efforts to secure effectiveness of the applicable Registration Statement. The Company shall immediately notify the Stockholder upon the termination of any Suspension, amend or supplement the applicable prospectus, if necessary, so it does not contain any untrue statement or omission and furnish to the Stockholder such numbers of copies of such prospectus as so amended or supplemented as the Stockholder may reasonably request. The Company agrees, if necessary, to supplement or make amendments to a Registration Statement if required by the registration form used by the Company for the Registration or by the instructions applicable to such registration form or by the Securities Act or the rules or regulations promulgated thereunder or as may reasonably be requested by the Stockholder pursuant to such Registration Statement.

Section 3. Piggyback Registration.

(a) Right to Piggyback. If at any time the Company proposes to file a Registration Statement under the Securities Act with respect to a public offering of securities of the same type as the Registrable Shares pursuant to a firm commitment underwritten offering solely for cash for its own account (other than a registration statement (i) filed pursuant to a Demand Registration, (ii) filed solely in connection with employee stock option or purchase plans, (iii) pursuant to a registration statement on Form S-4 or any successor form, or (iv) pursuant to a registration form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of Registrable Shares) or for the account of any holder of securities of the same type as the Registrable Shares (to the extent that the Company has the right to include Registrable Shares in any registration statement to be filed by the Company on behalf of such holder), then the Company shall give written notice of such proposed filing to the Stockholder at least 10 days before the anticipated filing date. Such notice shall offer the Stockholder the opportunity to register such amount of Registrable Shares as the Stockholder may request (a “Piggyback Registration”). Subject to Section 3(b), the Company shall include in each such Piggyback Registration all Registrable Shares with respect to which the Company has received written requests for inclusion therein within 5 days after notice has been given to the Stockholder. The Stockholder shall be permitted to withdraw all or any portion of the Registrable Shares from a Piggyback Registration at any time prior to the effective date of such Piggyback Registration; provided, however, that if such withdrawal occurs after the filing of the Registration Statement with respect to such Piggyback Registration, the Stockholder shall reimburse the Company for the portion of the Registration expenses payable with respect to the Registrable Shares so withdrawn.

(b) Limitations on Piggyback Registrations. There shall be no limitation on the number of Piggyback Registrations that the Company shall be required to effect under this Section 3; provided, however, that the Stockholder shall not be permitted to participate in any Piggyback Registration until after the expiration of the Lock-Up Period.

(c) Priority on Piggyback Registrations. The Company shall permit the Stockholder to include all such Registrable Shares on the same terms and conditions as any similar securities, if any, of the Company included therein. Notwithstanding the foregoing, if the Company or the managing underwriter or underwriters participating in such offering advise the Stockholder in writing that the total amount of securities requested to be included in such Piggyback Registration exceeds the amount which can be sold in (or during the time of) such offering without delaying or jeopardizing the success of the offering (including the price per share of the securities to be sold), then the amount of securities to be offered for the account of the Stockholder and other holders of securities who have piggyback registration rights with respect thereto shall be reduced (to zero if necessary) pro rata on the basis of the number of Registrable Shares requested to be registered by the Stockholder or holder participating in such offering.

(d) Right to Delay, Suspend or Abandon. Nothing in this Section 3 shall create any liability on the part of the Company to the Stockholder if the Company in its sole discretion should decide not to file a Registration Statement proposed to be filed pursuant to Section 3(a) or to withdraw such Registration Statement subsequent to its filing or to delay or suspend any such Registration or any offering of securities thereunder, regardless of any action whatsoever that the Stockholder may have taken, whether as a result of the issuance by the Company of any notice hereunder or otherwise.

Section 4. Registration Procedures. In connection with the registration obligations of the Company pursuant to and in accordance with Sections 2 and 3, the Company shall use commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Shares in accordance with the intended method or methods of disposition thereof, and pursuant thereto the Company shall as expeditiously as possible (but subject to the provisions of Sections 2 and 3):

(a) prepare and file with the SEC a Registration Statement with respect to such Registrable Shares, ensure all required filings are made with FINRA and thereafter (if the Registration Statement is not automatically effective upon filing) use commercially reasonable efforts to cause such Registration Statement to become effective; provided, however, that before filing a Registration Statement or any amendments or supplements thereto, the Company shall furnish to the Stockholder copies of all such documents proposed to be filed; provided, further, that the Company shall give the Stockholder an opportunity to comment on such documents and shall keep the Stockholder reasonably informed as to the registration process;

(b) prepare and file with the SEC such amendments and supplements to any Registration Statement as may be necessary (i) to keep such Registration Statement effective for the applicable period specified in Section 2 or Section 3 and otherwise until all of the securities covered by such Registration Statement have been disposed of in accordance with the intended methods of disposition by the seller(s) thereof identified in such Registration Statement and (ii) to comply in all material respects with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement;

(c) furnish to the Stockholder such number of copies, without charge, of any Registration Statement, each amendment and supplement thereto, including each preliminary prospectus, final prospectus, all exhibits and other documents filed therewith and such other documents as the Stockholder may reasonably request in order to facilitate the disposition of the Registrable Shares owned by the Stockholder;

(d) use commercially reasonable efforts to register or qualify any Registrable Shares under such other securities or blue sky laws of such jurisdictions as the Stockholder reasonably requests and do any and all other acts and things that may be necessary or reasonably advisable, in each case in order to facilitate the disposition of the Registrable Shares owned by the Stockholder; provided, however, that the Company shall not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subsection, (ii) subject itself to taxation in any such jurisdiction or (iii) consent to general service of process in any such jurisdiction;

(e) use commercially reasonable efforts to cause all Registrable Shares covered by any Registration Statement to be registered with or approved by such other governmental authorities or self-regulatory bodies as may be necessary in light of the business and operations of the Company to enable the Stockholder to consummate the disposition of such Registrable Shares in accordance with the intended method or methods of disposition thereof;

(f) promptly notify the Stockholder at any time when a prospectus relating thereto is required to be delivered under the Securities Act, upon any discovery that the prospectus contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading in light of the circumstances under which they were made and, as promptly as practicable, prepare and furnish to the Stockholder a reasonable number of copies of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Shares, such prospectus will not contain any untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading in the light of the circumstances under which they were made;

(g) notify the Stockholder (i) when the prospectus or any prospectus supplement or post-effective amendment has been filed and, with respect to such Registration Statement or any post-effective amendment, when the same has become effective or approved, as the case may be, (ii) of any written comments by the SEC or of any request by the SEC or for amendments or supplements to such Registration Statement or to amend or to supplement such prospectus or for additional information and (iii) of the issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceedings for any of such purposes;

(h) cause all such Registrable Shares to be listed on each securities exchange on which similar securities issued by the Company are then listed or, if no similar securities issued by the Company are then listed on any securities exchange, use reasonable best efforts to cause all such Registrable Shares to be listed on an exchange selected by the Company;

(i) provide a transfer agent and registrar for all such Registrable Shares not later than the effective date of such Registration Statement, and, if required, obtain a CUSIP number for such Registrable Shares not later than such effective date;

(j) enter into such customary agreements (including underwriting agreements with customary provisions in such forms as may be requested by the managing underwriter(s)) and take all such other actions as the Stockholder or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Shares (including effecting a share split or a combination of shares);

(k) make available for inspection during the Company’s normal business hours by the Stockholder, any underwriter participating in any disposition pursuant to such Registration Statement and any attorney, accountant or other agent retained by the Stockholder or any such underwriter, all financial and other records, pertinent corporate documents and documents relating to the business of the Company, use its reasonable best efforts to cause the Company’s officers, directors, employees and independent accountants to supply all information reasonably requested by the Stockholder or any such underwriter, attorney, accountant or agent in connection with such Registration Statement; provided, however, that any such Person gaining access to information or personnel pursuant to this Section 4(k) shall reasonably cooperate with the Company to limit any resulting disruption to the Company’s business and shall be obligated to keep any such information confidential;

(l) otherwise use its best efforts to comply in all material respects with all applicable rules and regulations of the SEC, as applicable, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least 12 months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement, which earnings statement will satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;

(m) in the case of an underwritten offering, promptly incorporate in a prospectus supplement or post-effective amendment such information as the managing underwriter(s) or the Stockholder reasonably request to be included therein, the purchase price being paid therefor by the underwriters and any other terms of the underwritten offering of the Registrable Shares to be sold in such offering, and promptly make all required filings of such prospectus supplement or post-effective amendment;

(n) in the event of the issuance of any stop order suspending the effectiveness of a Registration Statement, or of any order suspending or preventing the use of any related prospectus or ceasing trading of any securities included in such Registration Statement for sale in any jurisdiction, use reasonable efforts to promptly obtain the withdrawal of such order;

(o) obtain customary consents of independent public accountants required to be included in the Registration Statement and, in connection with each offering and sale of Registrable Shares, obtain one or more customary comfort letters and bring down comfort letters, addressed to the underwriters and to the Stockholder, dated the effective date of the Registration Statement and, in the case of each underwritten offering, dated the date of the underwriting agreement related to such offering and each closing under the underwriting agreement for such offering (and such other dates as customarily provided), signed by the Company’s independent public accountants in customary form and covering such matters of the type customarily covered by comfort letters as the underwriters or the Stockholder reasonably request;

(p) provide customary legal opinions from the Company’s outside counsel required to be included in the Registration Statement, and, in connection with each closing of a sale of Registrable Shares, provide legal opinions from the Company’s outside legal counsel, addressed to the underwriters and the Stockholder, dated the date of the closing under the underwriting agreement, with respect to the Registration Statement, each amendment and supplement thereto (including the preliminary prospectus) and such other documents relating thereto in customary form and covering such matters of the type customarily covered by legal opinions of such nature; and

(q) use commercially reasonable efforts to take or cause to be taken all other actions, and do and cause to be done all other things reasonably necessary to effect the Registration and lawful sale of such Registrable Shares.

Section 5. Registration Expenses. Whether or not any Registration Statement is filed or becomes effective, the Company shall directly pay or promptly reimburse all costs, fees and expenses incident to the Company’s performance of or compliance with this Agreement, including (a) all Registration and filing fees, including SEC and FINRA filing fees, (b) all fees and expenses associated with filings to be made with FINRA or any securities exchange, (c) all fees and expenses of compliance with securities or blue sky laws, including reasonable fees and disbursements of counsel in connection therewith, (d) printing expenses (including expenses of printing certificates for Registrable Shares, if applicable, and of printing prospectuses if the printing of prospectuses is requested by the Stockholder or the managing underwriter, if any), (e) all “road show” expenses incurred in respect of any underwritten offering, including all costs of travel, lodging and meals for the Company’s employees that participate in the road show, (f) messenger, telephone and delivery expenses, (g) fees and disbursements of counsel for the Company, (h) fees and disbursements of all independent certified public accountants of the Company

(including expenses of any comfort letters required in connection with this Agreement) and all other Persons retained by the Company in connection with such Registration Statement, (i) fees and disbursements of underwriters customarily paid by the issuers or sellers of securities and (j) all other costs, fees and expenses incident to the Company’s performance or compliance with this Agreement (all such expenses, the “Registration Expenses”). Notwithstanding the foregoing, the fees and expenses of any persons retained by the Stockholder, including counsel for the Stockholder, and any discounts, commissions or brokers’ fees or fees of similar securities industry professionals and any transfer taxes relating to the disposition of the Registrable Shares by the Stockholder, will be payable by the Stockholder, and the Company will have no obligation to pay any such amounts.

Section 6. Underwriting Requirements. The Stockholder shall not participate in any Registration hereunder that is underwritten unless the Stockholder (a) agrees to sell his Registrable Shares on the basis provided in any underwriting arrangements approved by the Person(s) entitled hereunder to approve such arrangements (including pursuant to the terms of any over-allotment or “green shoe” option requested by the managing underwriter(s); provided, however, that the Stockholder shall not be required to sell more than the number of Registrable Shares that the Stockholder has requested the Company to include in any Registration), (b) completes and executes all customary questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements, and (c) cooperates with the Company’s reasonable requests in connection with such Registration or qualification (it being understood that the Company’s failure to perform its obligations hereunder, which failure is caused by the Stockholder’s failure to cooperate, will not constitute a breach by the Company of this Agreement).

Section 7. Indemnification.

(a) The Company shall indemnify and hold harmless the Stockholder against any losses, claims, damages, liabilities, costs and expenses, interest, awards, judgments and penalties (including reasonable attorneys’ and consultants’ fees and expenses) (hereinafter, a “Loss”) to which the Stockholder may become subject under the Securities Act, or otherwise, insofar as such Losses (or proceedings in respect thereof) arise out of or are based on any untrue or alleged untrue statement of any material fact contained in a Registration Statement on the effective date thereof (including any prospectus filed under Rule 424 under the Securities Act or any amendments or supplements thereto and any information contained in a form of prospectus or prospectus supplement that is deemed to be a part of a Registration Statement pursuant to Rule 430B under the Securities Act) or approval date thereof (including any amendments or supplements thereto), as applicable, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and shall reimburse the Stockholder for any legal and other expenses reasonably incurred by the Stockholder in connection with investigating or defending any such Loss; provided, however, that the indemnification obligations contained in this Section 7 shall not apply to amounts paid in settlement of any such Loss if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld or delayed); provided, further, that the Company shall not be liable to the Stockholder in any such case for any such Loss to the extent that it arises out of, or is based upon, an untrue statement or alleged untrue statement or omission or alleged omission made in connection with such Registration Statement, preliminary prospectus, final prospectus, prospectus or amendments or supplements thereto, in reliance upon and in conformity with written information furnished expressly for use in connection with such Registration by the Stockholder.

(b) The Stockholder shall indemnify and hold harmless each Company Indemnified Person against any Losses to which they may become subject, under the Securities Act or otherwise, insofar as such Losses (or proceedings in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in such Registration Statement on the effective date thereof (including any prospectus filed under Rule 424 under the Securities Act or any amendments or supplements thereto and any information contained in a form of prospectus or prospectus supplement that is deemed to be a part of a Registration Statement pursuant to Rule 430B under the Securities Act) or the approval date thereof (including any amendments or supplements thereto), as applicable, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in such Registration Statement, preliminary or final prospectus, or amendments or supplements thereto, in reasonable reliance upon and in conformity with written information furnished by or on behalf of the Stockholder expressly for use in connection with such Registration; and the Stockholder shall reimburse any legal and other expenses reasonably incurred by such Company Indemnified Person (but not in excess of expenses incurred in respect of one counsel for all of them unless there is an actual conflict of interest between any Company Indemnified Persons, which Company Indemnified Persons may be represented by separate counsel) in connection with investigating or defending any such Loss; provided, however, that the indemnification obligations contained in this Section 7 shall not apply to amounts paid in settlement of any such Loss if such settlement is effected without the consent of the Stockholder (which consent shall not be unreasonably withheld or delayed); provided, further, that the liability of the Stockholder hereunder shall be limited to the aggregate net proceeds received by the Stockholder in connection with any such Registration under the Securities Act.

(c) If any Person shall be entitled to indemnity hereunder (an “Indemnified Party”), such Indemnified Party shall give prompt notice to the party from which such indemnity is sought (the “Indemnifying Party”) of any claim or of the commencement of any proceeding with respect to which such Indemnified Party seeks indemnification or contribution pursuant hereto; provided, however, that the delay or failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any obligation or liability except to the extent that the Indemnifying Party has been prejudiced by such delay or failure. The Indemnifying Party shall have the right, exercisable by giving written notice to an Indemnified Party promptly after the receipt of written notice from such Indemnified Party of such claim or proceeding, to assume, at the Indemnifying Party’s expense, the defense of any such claim or proceeding, with counsel reasonably satisfactory to such Indemnified Party; provided, however, that (i) an Indemnified Party shall have the right to employ separate counsel in any such claim or proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless: (1) the Indemnifying Party agrees to pay such fees and expenses; (2) the Indemnifying Party fails promptly to assume the defense of such claim or proceeding or fails to employ counsel reasonably satisfactory to such Indemnified Party; or (3) the named parties to any proceeding (including impleaded parties) include both such Indemnified Party and the Indemnifying Party, and such Indemnified Party shall have been advised by counsel that there may be one or more legal defenses available to it that are inconsistent with those available to the Indemnifying Party or that a conflict of interest is likely to exist among such Indemnified Party and any other Indemnified Parties (in which case the Indemnifying Party shall not have the right to assume the defense of such action on behalf of such Indemnified Party); and (ii) subject to clause (3) above, the Indemnifying Party shall not, in connection with any one such claim or proceeding or separate but substantially similar or related claims or proceedings in the same jurisdiction, arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one firm of attorneys (together with appropriate local counsel) at any time for all of the Indemnified Parties, or for fees and expenses that are not reasonable. Whether or not such defense is assumed by the Indemnifying Party, such Indemnified Party shall not be subject to any liability for any settlement made without its consent. The Indemnifying Party shall not consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release, in form and substance reasonably satisfactory to the Indemnified Party, from all liability in respect of such claim or litigation for which such Indemnified Party would be entitled to indemnification hereunder.

(d) If the indemnification provided for in this Section 7 is unavailable to an Indemnified Party in respect of any Losses (other than in accordance with its terms), then each applicable Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses, in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party, on the one hand, and such Indemnified Party, on the other hand, in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party, on the one hand, and Indemnified Party, on the other hand, shall be determined by reference to, among other things, whether any action in question, including any untrue statement of a material fact or omission or alleged omission to state a material fact, has been taken by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent any such action, statement or omission. The amount paid or payable by a party as a result of any Losses shall be deemed to include any legal or other fees or expenses incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 7(d) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in the second immediately preceding sentence. Notwithstanding the provisions of this Section 7(d), an Indemnifying Party that is the Stockholder shall not be required to contribute any amount which is in excess of the amount by which the total proceeds received by the Stockholder from the sale of the Registrable Shares sold by the Stockholder (net of all underwriting discounts and commissions) exceeds the amount of any damages that such Indemnifying Party has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

Section 8. Rule 144. The Company shall use reasonable best efforts to file in a timely fashion all reports and other documents required to be filed by it under the Securities Act and the Exchange Act and shall take such further action as the Stockholder may reasonably request, all to the extent required from time to time to enable the Stockholder to sell Registrable Shares without Registration under the Securities Act pursuant to (i) Rule 144 under the Securities Act or (ii) any similar rule or regulation hereafter adopted by the SEC.

Section 9. Miscellaneous.

(a) Termination. This Agreement and the obligations of the Company and the Stockholder hereunder (other than Section 7) shall terminate on the first date on which no Registrable Shares remain outstanding.

(b) Notices. All notices or communications hereunder shall be in writing (including telecopy or similar writing), addressed as follows:

(i)	if to the Company, to:

Home Loan Servicing Solutions, Ltd.

2002 Summit Boulevard, Sixth Floor

Atlanta, Georgia 30319

Tel:	(561) 682-7721
Fax:	(770) 644-7420

(ii)	if to the Stockholder, to:

c/o Home Loan Servicing Solutions, Ltd.

2002 Summit Boulevard, Sixth Floor

Atlanta, Georgia 30319

Tel:	(561) 682-7721
Fax:	(770) 644-7420

Any such notice or communication shall be deemed given (i) when made, if made by hand delivery or by facsimile, (ii) one Business Day after being deposited with a next-day courier, postage prepaid, or (iii) three Business Days after being sent certified or registered mail, return receipt requested, postage prepaid, in each case addressed as above (or to such other address or to such other telecopier number as such party may designate in writing from time to time).

(c) Severability. If any provision of this Agreement shall be declared to be illegal, invalid or otherwise unenforceable, in whole or in part, such illegality, invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.

(d) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, devisees, legatees, legal representatives, successors and assigns.

(e) Entire Agreement. This Agreement and the Purchase Agreement represent the entire agreement and understanding between the parties as to the subject matter and supersede any and all prior discussions, agreements and understandings of any and every nature among them.

(f) Amendments and Waivers. Except as otherwise provided herein, the provisions of this Agreement may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, unless the Company and the Stockholder agree thereto in writing.

(g) Interpretation. The headings contained in this Agreement are for convenience of reference only and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

(h) Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be one and the same agreement, and shall become effective when counterparts have been signed by each of the parties and delivered to each other party.

(i) Governing Law. This Agreement shall be construed, interpreted, and governed in accordance with the internal laws of the State of Delaware, without giving effect to principles of conflicts of laws.

(j) Calculation of Time Periods. Except as otherwise indicated, all periods of time referred to herein shall include all Saturdays, Sundays and holidays; provided, however, that if the date to perform the act or give any notice with respect to this Agreement shall fall on a day other than a Business Day, such act or notice may be timely performed or given if performed or given on the next succeeding Business Day.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

HOME LOAN SERVICING SOLUTIONS, LTD.

By:
Name:
Title:

WILLIAM C. ERBEY